EMPLOYMENT AND NON-SOLICITATION AGREEMENT

     THIS EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Agreement”), dated as of December 31, 2015, is by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and, Martha M. Watson, a South Carolina resident (“Executive”).

     WHEREAS, Executive and the Company want to enter into a written agreement providing for the terms of Executive's employment by the Company, such agreement to replace and supersede that certain Employment and Non-Solicitation Agreement between Executive and the Company dated December 31, 2012 (“Prior Agreement”).

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. Executive agrees to continue Executive's employment with the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. This Agreement shall replace and supersede the Prior Agreement, the term of which shall end upon the full execution of this Agreement. Executive agrees during the term of this Agreement to devote substantially all of Executive’s business time, efforts, skills and abilities to the performance of Executive’s duties to the Company and to the furtherance of the Company's business.

          Executive's initial job title will be Vice President & Chief Human Resources Officer and Executive’s duties will be those as are determined by the Company’s Chief Executive Officer. As of October 1, 2016, Executive will no longer serve as Vice President & Chief Human Resources Officer and Executive and the Company agree that Executive will serve in an advisory role to the Company’s Chief Executive Officer and perform only those duties and responsibilities as are directly assigned and/or communicated to the Executive by the Company’s Chief Executive Officer.

     2. Compensation.

          (a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for Executive’s services an annual base salary of not less than $295,000.00 (“Base Salary”). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures. Nothing in this Agreement entitles Executive to an annual base salary of more than the above-referenced Base Salary amount.

          (b) Incentive Bonus. During the Company’s 2016 fiscal year ending October 1, 2016, Executive shall be entitled to participate in the Company's Short-Term Incentive Compensation Plan as in effect from time to time. Any cash compensation payable under this paragraph shall be referred to as “Incentive Compensation” in this Agreement. The Company reserves the right to amend and/or terminate its Short-Term Incentive Compensation Plan and nothing in this Agreement entitles Executive to any particular level of participation in the Company's Short-Term Incentive Compensation Plan.

          (c) Executive Fringe Benefits. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to receive such executive fringe benefits as are provided to the executives in comparable positions under any of the Company's plans and/or programs in effect from time to time for which Executive is eligible to participate and to receive such other benefits as are customarily available to executives of the Company, including, without limitation, vacations and life, medical and disability insurance.

          (d) Tax Withholding. The Company shall have the right to deduct from any compensation payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal, foreign or other taxes or charges as may now be in effect or that may hereafter be enacted or required.

          (e) Expense Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing Executive’s duties hereunder, including, but not limited to, reasonable travel expenses for Executive. Such reimbursements will be made no later than the last day of the year immediately following the year in which Executive incurs the reimbursable expense. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. No right to reimbursement is subject to liquidation or exchange for other benefits. As a condition to such payment or reimbursement, however, Executive shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

     3. Term. The term of this Agreement (the “Term”) shall commence as of the date hereof and shall automatically expire on March 31, 2017. Executive and Company each hereby acknowledge and agree that Executive’s employment shall automatically terminate upon the March 31, 2017, expiration of the Term of this Agreement, unless terminated earlier as provided herein.

     4. Termination. Notwithstanding the provisions of Section 3 hereof, but subject to the provisions of Section 5 hereof, Executive's employment shall terminate as follows:

          (a) Death. Executive's employment shall terminate upon the death of Executive; provided, however, that the Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive's estate for a period of six (6) months after the date of Executive's death if Executive is employed by the Company on date of Executive’s death.

          (b) Termination for Cause. The Company may terminate Executive's employment at any time for “Cause” (as hereinafter defined) by delivering a written termination notice to Executive. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) fraud; (ii) embezzlement; (iii) Executive's commission of a felony; (iv) the willful or continued failure or refusal by Executive to perform and discharge Executive's duties, responsibilities and obligations under this Agreement; (v) any act of moral turpitude or willful misconduct by Executive intended to result in personal enrichment of Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Chief Executive Officer in his or her reasonable judgment); (vi) gross negligence or intentional misconduct resulting in damage to the property, reputation or business of the Company; (vii) the ineligibility of Executive to perform Executive's duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company; or (viii) Executive's failure to correct or cure any material breach of or default under this Agreement within ten (10) days after receiving written notice of such breach or default from the Company.

          (c) Termination Without Cause. The Company may terminate Executive's employment at any time for any or no reason by delivering a written termination notice to Executive.

          (d) Termination by Executive. Executive may terminate Executive’s employment at any time by delivering sixty (60) days prior written notice to the Company; provided, however, that the terms, conditions and benefits specified in Section 5 hereof shall apply or be payable to Executive only if such termination occurs as a result of a material breach by the Company of any provision of this Agreement for which the Executive provides written notice to the Company within ninety (90) days of the initial existence of the alleged material breach and which is not cured by the Company within thirty (30) days of Executive’s notice to the Company.

          (e) Termination Following Disability. In the event Executive becomes “disabled” (as defined below), the Company may terminate Executive's employment by delivering a written termination notice to Executive. Notwithstanding the foregoing, Executive shall continue to receive Executive’s full Base Salary and benefits to which Executive is entitled under this Agreement for a period of six (6) months after the effective date of such termination. For purposes of this section, the Executive shall be considered disabled if the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under the Company's disability insurance policy and/or salary continuation policy as in effect on the date of such disability.

          (f) Termination Upon Expiration of Agreement. Unless terminated earlier as provided herein, Executive’s employment shall automatically terminate upon the March 31, 2017, expiration of the Term of this Agreement. In the event that Executive’s employment terminates pursuant to this Section 4(f), the Company will provide Executive the following payments and benefits, and Executive acknowledges and agrees that Executive will not be entitled to any payments, amounts or benefits hereunder other than those set forth in this Section 4(f):

(i) an amount equal to one-half of Executive's Base Salary (as in effect as of the date of Executive's termination), which, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended ("Code), and related Treasury Regulations, shall be divided into equal semi-monthly payments and paid to the Executive over six (6) months;

(ii) Reserved.

(iii) if and to the extent that the Company's plans in effect from time to time permit such coverage and to the extent permitted under Code Section 409A, the Company shall continue to provide Executive with group life and disability insurance coverage through September 30, 2017, at coverage levels and rates equal to those applicable to Executive immediately prior to such termination or, if different, as provided to other executive level employees during such period; and

(iv) all COBRA continuation benefits available under the Company's group health plans to similarly situated employees and, to the extent permitted under Code Section 409A, through September 30, 2017, the Company shall provide such COBRA continuation benefits to the Executive at the active employee rates similarly situated employees must pay for such benefits. After September 30, 2017, the Executive will be responsible for paying the full COBRA premiums for the remaining COBRA continuation period.

A condition to Executive's receipt of any payments, amounts or benefits pursuant to this Section 4(f) is Executive's execution and delivery of a general release as described in Section 5(e) below, and the expiration of any revocation period therein, on or before the 30th day after the date of Executive's termination from employment.

To the extent permitted by COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), any fringe benefits received by Executive in connection with any other employment accepted by Executive that are reasonably comparable, even if not necessarily as beneficial to Executive, to the fringe benefits then being provided by the Company pursuant to this Section 4(f), shall be deemed to be the equivalent of such benefits, and shall terminate the Company's responsibility to continue providing the fringe benefits package, taken as a whole, then being provided by the Company pursuant to this Section 4(f).

          (g) Non-Disparagement. Executive agrees that during and following the termination of Executive’s employment Executive will not publicly (or in a manner Executive reasonably should have expected to be made public) disparage or otherwise make negative comments regarding the Company, its employees or its affiliates, provided, however, that the foregoing shall in no way restrict the Executive from in good faith reporting any concerns that Executive may have to (i) any authority within the Company designated to receive complaints or concerns from employees, including, without limitation, the Company's Board of Directors or a committee thereof, or (ii) any regulator or other governmental authority with supervisory responsibility for the Company (including, without limitation, the Securities and Exchange Commission) or the Company's independent auditors.

     5. Certain Termination Benefits. In the event that:

(i) the provisions of Sections 4(f) and/or  6 do not apply;

(ii) either the Company terminates Executive's employment without Cause pursuant to Section 4(c) or Executive terminates Executive’s employment pursuant to Section 4(d) as a result of an uncured material breach by the Company of any provision of this Agreement; and

(iii) the Executive executes and delivers the release contemplated in Section (e) below, and any revocation period therein expires, on or before the 30th day after the date of Executive's termination from employment, then in such case the Company will provide Executive the benefits described in subsection (a) below and, if and to the extent that Executive is eligible to participate in such plans, subsections (b) through (c) below.

          (a) Base Salary and Incentive Compensation. The Company shall pay to Executive (i) an amount equal to the pro-rata portion of Executive’s Base Salary (as in effect as of the date of Executive’s termination) otherwise payable had Executive remained employed with the Company from the date of termination through March 31, 2017; (ii) an amount equal to one-half of Executive’s Base Salary (as in effect as of the date of Executive’s termination) and (iii) if such termination occurs before the date of the Company’s filing with the United States Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ending October 1, 2016, an amount equal to the cash Incentive Compensation received by the Executive for the most recent fiscal year prior to Executive’s termination. To the extent permitted under Section 409A of the Code, and related Treasury Regulations, the sum of applicable Base Salary and Incentive Compensation amounts payable under this Section 5(a) shall be divided into equal monthly payments and paid to the Executive over twelve (12) months. Executive acknowledges and agrees that she will not be entitled to any Incentive Compensation based on the Company’s performance in the fiscal year ending October 1, 2016, to the extent she is not employed with the Company on the date of the Company’s filing with the United States Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ending October 1, 2016.

(b) Life and Group Disability Insurance. If and to the extent that the Company's plans in effect from time to time permit such coverage and to the extent permitted under Code Section 409A, the Company shall continue to provide Executive with group life and disability insurance coverage following termination, through September 30, 2017, at coverage levels and rates equal to those applicable to Executive immediately prior to such termination or, if different, as provided to other executive level employees during such period.

(c) Medical Insurance. Upon termination of employment, the Executive shall be entitled to all COBRA continuation benefits available under the Company's group health plans to similarly situated employees. To the extent permitted under Code Section 409A, through September 30, 2017, the Company shall provide such COBRA continuation benefits to the Executive at the active employee rates similarly situated employees must pay for such benefits. After September 30, 2017, the Executive will be responsible for paying the full COBRA premiums for the remaining COBRA continuation period.

 (d) Offset. To the extent permitted by COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), any fringe benefits received by Executive in connection with any other employment accepted by Executive that are reasonably comparable, even if not necessarily as beneficial to Executive, to the fringe benefits then being provided by the Company pursuant to paragraphs (b) and (c) of this Section 5, shall be deemed to be the equivalent of such benefits, and shall terminate the Company's responsibility to continue providing the fringe benefits package, taken as a whole, then being provided by the Company pursuant to paragraphs (b) and (c) of this Section 5. The Company agrees that if Executive's employment with the Company is terminated, Executive shall have no duty to mitigate damages.

(e) General Release. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors, employees or affiliates or its affiliates' officers, directors, or employees, including, but not limited to, claims Executive might have relating to Executive's employment with the Company and cessation thereof; provided, however, that there may properly be excluded from the scope of such general release the following:

(i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by Executive during the course of Executive’s employment;

(ii) claims that may be made by the Executive for payment of Base Salary, bonuses, fringe benefits, stock upon vesting of incentive stock awards, stock upon exercise of stock options properly due to Executive, or other amounts or benefits due to Executive under this Agreement;

(iii) claims respecting any matters for which the Executive is entitled to be indemnified under the Company's Articles of Incorporation or By-laws or applicable law, respecting third party claims asserted or third party litigation pending or threatened against the Executive; and

(iv) any claims prohibited by applicable law from being included in the release.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release drafted by the Company as described above, and the expiration of any revocation period therein, on or before the 30th day after the date of Executive's termination from employment. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive that Executive identifies in writing to the Company at the time of such termination and as otherwise reasonably acceptable to the Company.

6. Effect of Change of Control.

          (a) If within one (1) year following a “Change of Control” (as hereinafter defined), Executive terminates Executive’s employment with the Company for “Good Reason” (as hereinafter defined) or the Company terminates Executive's employment for any reason other than Cause, death, disability (as defined in Section 4(e)), or the expiration of the Term (as provided in Section 4(f)), the Company shall pay to Executive in a lump sum within thirty (30) days following Executive's termination of employment: (i)  an amount equal to the pro-rata portion of Executive’s Base Salary (as in effect as of the date of Executive’s termination) otherwise payable had Executive remained employed with the Company from the date of termination through March 31, 2017; (ii) an amount equal to one-half the Executive's Base Salary as of the date of termination; and (iii) if such termination occurs before the date of the Company’s filing with the United States Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ending October 1, 2016, an amount equal to the cash Incentive Compensation received by the Executive for the most recent fiscal year prior to Executive’s termination. In addition, to the extent permitted under the terms of the various plans, the Company shall continue to provide the Executive with coverage under the Company's various welfare and benefit plans, including retirement and group healthcare, dental and life in which Executive participates at the time of termination, through September 30, 2017, at coverage levels and rates substantially equal to those applicable to Executive immediately prior to such termination. A condition to Executive's receipt of any amounts pursuant to this Section 6(a) shall be Executive's execution and delivery of a general release as described in Section 5(e) above, and the expiration of any revocation period therein, on or before the 30th day after the date of Executive's termination from employment. Executive acknowledges and agrees that she will not be entitled to any Incentive Compensation based on the Company’s performance in the fiscal year ending October 1, 2016, to the extent she is not employed with the Company on the date of the Company’s filing with the United States Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ending October 1, 2016.

          (b) “Change of Control” means, with respect to the Executive, a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of a corporation as described in Treasury Regulations Section 1.409A-3(g)(5) (which events are collectively referred to herein as “Change of Control events”) after the date of this Agreement. To constitute a Change of Control with respect to the Executive, the Change of Control event must relate to a change in control of Delta Apparel, Inc.

(i) A “change in ownership” of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (ii) below)).

(ii) Notwithstanding that a corporation has not undergone a change in ownership under paragraph (i) above, a “change in effective control” of a corporation occurs on the date that either:

(A) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(B) A majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election.

For purposes of this paragraph (ii), the term corporation refers solely to the relevant corporation identified in the opening paragraph of this Section 6(b) for which no other corporation is a majority shareholder.

(c) “Good Reason” shall mean any of the following actions taken by the Company without the Executive's written consent after a Change of Control:

(i) the assignment to the Executive by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, the Executive's position, duties, and responsibilities immediately prior to a Change of Control or Potential Change of Control (as defined below), or an adverse change in Executive's titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive’s employment for disability (as provided in Section 4(e)), Cause, as a result of Executive's death, or the expiration of the Term (as provided in Section 4(f)), except to the extent that a change in duties relates to the elimination of responsibilities attendant to the Company or its parent company, as applicable, no longer being a publicly traded company. Executive acknowledges and agrees that the above-referenced October 1, 2016, transition from serving in the position of Vice President & Chief Human Resources Officer to serving in an advisory role to the Company’s Chief Executive Officer will not constitute “Good Reason” hereunder;

(ii) a reduction by the Company in the Executive's Base Salary as in effect on the date of a Change of Control or Potential Change of Control, or as the same may be increased from time to time during the term of this Agreement;

(iii) the Company shall require the Executive to be based anywhere other than at or within a 25-mile radius of the Company's principal executive offices or the location where the Executive is based on the date of a Change of Control or Potential Change of Control, or if Executive agrees to such relocation, the Company fails to reimburse the Executive for moving and all other expenses reasonably incurred in connection with such move;

(iv) a significant increase in Executive's required travel on behalf of the Company;

(v) the Company shall fail to continue in effect any Company-sponsored plan or benefit that is in effect on the date of a Change of Control or Potential Change of Control (other than the Company’s Incentive Stock Award Plan or the Company's stock option plan) and pursuant to which Executive has received awards or benefits and that provides (A) incentive or bonus compensation, (B) fringe benefits such as vacation, medical benefits, life insurance and accident insurance, (C) reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with the Company, or (D) retirement benefits such as an Internal Revenue Code Section 401(k) plan, except to the extent that such plans taken as a whole are replaced with substantially comparable plans;

(vi) any material breach by the Company of any provision of this Agreement for which the Executive provides written notice to the Company within ninety (90) days of the initial existence of the alleged material breach and which is not cured by the Company within thirty (30) days of Executive’s notice to the Company; and

(vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 13.

          (d) “Potential Change of Control” shall mean the date, which must be within twelve (12) months preceding a Change of Control, as of which (i) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (ii) proxies for the election of directors of the Board of Directors of the Company are solicited by anyone other than the Company which solicitation, if successful, would result in a Change of Control; (iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board of Directors of the Company and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

          (e) In the event that (i) Executive would otherwise be entitled to the compensation and benefits described in Section 4(f), 5 or 6(a) hereof (“Compensation Payments”), and (ii) the Company determines, based upon the advice of tax counsel, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under the Internal Revenue Code of 1986, as amended (the “Code”), Section 280G(b)(2) (collectively, “Parachute Payments”), any of such Parachute Payments would be reportable by the Company as an “excess parachute payment” under Code Section 280G, such Compensation Payments shall be reduced to the extent necessary to cause the aggregate present value (determined in accordance with Code Section 280G and applicable regulations promulgated thereunder) of the Executive's Parachute Payments to equal 2.99 times the “base amount” as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction in each case of tax imposed on and payable by the Executive under Section 4999 of the Code (“Excise Tax”). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by a firm of independent auditors selected by the Company.

          (f) The parties hereto agree that the payments provided under Section 6(a) above are reasonable compensation in light of Executive's services rendered to the Company and that neither party shall assert that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

          (g) Unless the Company determines that any Parachute Payments made hereunder must be reported as “excess parachute payments” in accordance with Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

     7. Non-Competition. During the Term and for a period of four months from the earlier of the expiration of the Term or the termination of Executive’s employment with the Company pursuant to Sections 4(b), 4(c), 4(d), 4(e), 4(f) or 6 herein or for any other reason that results in the Executive being entitled to the benefits described in Section 5, Executive will not, directly or indirectly, compete with the Company by providing to any company that is in a “Competing Business” services substantially similar to the services provided by Executive at the time of termination. Competing Business shall be defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States of America (the “Restricted Territory”), and Executive's employment function or affiliation is directly or indirectly in such business of activewear apparel manufacturing or marketing.

     8. Non-Solicitation. During the Term and for a period of one year from the earlier of the expiration of the Term or the termination of Executive’s employment with the Company for any reason whatsoever, Executive shall not, on Executive’s own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates (other than through general advertisements not directed at any particular employee or group of employees), nor shall Executive use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees, or (b) solicit, entice or induce any customer or supplier of the Company at the time of such expiration or termination with whom Executive had direct or indirect contact during Executive’s employment with the Company (or any actively sought customer or supplier of the Company at the time of such expiration or termination with whom Executive had direct or indirect contact during Executive’s employment with the Company) for or on behalf of any Competing Business in the Restricted Territory.

     9. Non-Disclosure of Trade Secrets. During and prior to the Term of this Agreement, Executive has had access to and became familiar with and will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company and its affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by the Company and/or its affiliates and regularly used in the operation of its or their business, and as to which the Company and/or its affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company and/or its affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company and/or its affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company and/or its affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the Term or at any time after the expiration of the Term or the termination of Executive's employment with the Company for any reason whatsoever, except as required in the course of Executive’s employment under this Agreement, as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company and/or its affiliates, whether prepared by Executive or otherwise coming into Executive’s possession, will remain the exclusive property of the Company and/or its affiliates (as the case may be) and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company and/or its affiliates (as the case may be) (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Chief Executive Officer of the Company upon termination of Executive's employment with the Company. Executive agrees that upon Executive’s receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board of Directors of the Company. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as Executive’s true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets. The rights granted to the Company and/or its affiliates in this Section 9 are intended to be in addition to and not in replacement of any protection of trade secrets provided by equity, any statute, judicially created law or other agreement. Executive agrees that the foregoing shall in no way restrict the Executive from communicating with or providing information to any regulator or other governmental authority with supervisory responsibility for the Company (including, without limitation, the Securities and Exchange Commission) pursuant to a valid subpoena, process or other request.

     10. Remedies. In the event that Executive violates any of the provisions of Sections 7, 8 or 9 hereof (the “Protective Covenants”) or fails to provide the notice required by Section 4(d) hereof, in addition to any other remedy that may be available at law, in equity or hereunder, the Company shall be entitled to receive from Executive the profits, if any, received by Executive upon exercise of any Company granted stock options or incentive stock awards or upon lapse of the restrictions on any grant of restricted stock to the extent such options or rights were exercised, or such restrictions lapsed, subsequent to the commencement of the six-month period prior to the termination of Executive's employment. In addition, Executive acknowledges and agrees that any breach of a Protective Covenant by Executive will cause irreparable damage to the Company and/or its affiliates, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity or hereunder, the Company, and/or its affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by Executive.

     11. Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. The provisions of this Agreement are severable. The covenants on the part of the Executive contained in the Protective Covenants shall be construed as independent covenants and agreements of the Executive, independently supported by good and adequate consideration, shall be construed independently of the other provisions in this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of the covenants of Executive contained in this Agreement. The parties in no way intend to include a provision that contravenes public policy. Therefore, if any of the provisions, clauses, sentences, or paragraphs, or portions (“provisions”) of this Agreement is unlawful, against public policy, or otherwise declared void or unenforceable by a court of competent jurisdiction (“Court”), such provision shall be deemed excluded from this Agreement, which shall in all other respects remain in effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. If any Court should construe any portion of this Agreement to be too broad to prevent enforcement to its fullest extent then such portion shall be enforced to the maximum extent that the Court finds reasonable and enforceable.

     12. Compliance With Section 409A. To the extent a payment hereunder is, or shall become, subject to the application of Section 409A of the Code and related Treasury Regulations, the following shall apply:

(a) This Agreement is intended to comply with the requirements of Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time, and to avoid any additional tax thereunder. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable law and this Agreement is appropriately amended to comply with such requirements.

(b) The time or schedule of payment hereunder may be accelerated or delayed only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A.

(c) For purposes of this Agreement, all references to “termination of employment” or similar phrases shall be construed to require a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(d) To the extent compliance with the requirements of Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Executive upon Executive’s separation from service at a time when Executive is determined to be a “specified employee” under Treasury Regulation Section 1.409A-1(i) and any stock of the Company or any of its affiliates or related entities is publicly traded on an established securities market or otherwise, then notwithstanding any other provision of this Agreement, any such payments that are otherwise due within six (6) months following Executive’s separation from service will be deferred without interest and paid to Executive in a lump sum immediately following that six (6) month period.

(e) Neither the Company nor its affiliates, subsidiaries or related entities, nor any of the Company's or such entities' directors, officers or agents will be liable to Executive or anyone else if the Internal Revenue Service or any court or other authority determines that any payments or benefits to be provided under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with or be exempt from Section 409A.

     13. Miscellaneous.

(a) Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by reputable overnight express delivery service or reputable same-day local courier service, or (iv) delivered by telex or facsimile transmission, with confirmed receipt, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 13(a):

If to the Company:
Delta Apparel, Inc.
322 South Main Street
Greenville, SC 29601
Attention: General Counsel
Fax No.: 864 232 5199

If to Executive:
135 Senate Street
Townville, SC 29689

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three (3) business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

(b) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

(c) Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver, termination or discharge of any term or condition of this Agreement be so binding, unless confirmed in writing and signed by the parties to this Agreement.

(d) Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Georgia. This Agreement is governed by, and construed in accordance with, the laws of the State of Georgia without giving consideration to the conflict of laws provisions thereof. Subject to the terms of Section 14, below, if any action is brought to enforce or interpret this Agreement, the parties consent to the jurisdiction and venue of the Federal District Court for the Northern District of Georgia and any state or superior court located in Fulton or Gwinnett Counties, Georgia.

(e) Enforcement. Executive agrees that upon Executive's violation or threatened violation of any of the provisions of this Agreement, the Company shall, in addition to any other rights and remedies available to it, at law, in equity, or otherwise, be entitled to specific performance and injunctive relief including, without limitation, an injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation or threatened violation of the provisions of this Agreement and Executive consents to the issuance of such injunction without the necessity of bond or other security in the event of a breach or threatened breach by Executive of this Agreement. Furthermore and notwithstanding anything to the contrary in this Agreement, the Company shall, in addition to any other rights or remedies available to it, at law, in equity, or otherwise, be entitled to reimbursement of court costs, reasonable attorneys' fees, and any other expenses reasonably incurred by it or its affiliates as a result of a breach or threatened breach of this agreement by Executive.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

(g) Costs. Except as provided in Section 13(e) above or except as provided below, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses (including, without limitation, attorneys' fees); provided, however, that in the event Executive incurs costs or expenses in connection with successfully enforcing this Agreement following a Change of Control, the Company shall reimburse the Executive for all such reasonable costs and expenses (including, without limitation, attorneys' fees).

(h) Estate. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to Executive, any monies that may be due Executive from the Company under this Agreement as of the date of Executive’s death shall be paid to Executive’s estate as and when otherwise payable.

(i) Assignment. The rights, duties and benefits to Executive hereunder are personal to Executive, and no such right, duty or benefit may be assigned by Executive without the prior written consent of the Company. The rights and obligations of the Company shall inure to the benefit and be binding upon it and its successors and assigns, which assignment shall not require the consent of Executive.

(j) Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective executors, administrators, successors, personal representatives, heirs and assigns permitted under subsection 13(i) above.

(k) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity (other than affiliates of the Company as provided herein) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(l) Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

(m) Construction. The parties agree that this Agreement was freely negotiated among the parties and that Executive has had the opportunity to consult with an attorney in negotiating its terms. Accordingly, the parties agree that this Agreement shall not be construed in favor of any party or against any party. The parties further agree that the headings and subheadings are for convenience of the parties only and shall not be given effect in the construction of this Agreement.

14. Arbitration. Any claim, dispute or controversy arising under this Agreement will be subject to arbitration, and before commencing any court action, the parties agree that they will arbitrate all such claims, disputes and controversies and such arbitration will occur in Atlanta, Georgia according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et seq. The arbitrators will be authorized to award both liquidated and actual damages as well as injunctive relief, but no punitive damages. The arbitrator's award will be binding and conclusive upon the parties, subject to 9 U.S.C. §10. Each party has the right to have the award made the judgment of a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DELTA APPAREL, INC.

By:	/s/ Robert W. Humphreys
Name:	Robert W. Humphreys
Title:	Chief Executive Officer

“Executive”
By:	/s/ Martha M. Watson
Name:	Martha M. Watson
Title:	VP and CHRO